EXHIBIT 99.01

Datameg Corp. Announces the Engagement of Consultants in Key Management Support Positions and the Formation of a DTMG Advisory Committee

Tuesday September 2, 9:27 am ET

BOSTON--(BUSINESS WIRE)--Sept. 2, 2003--Datameg Corp. (OTCBB:DTMG - News) announced today that it has engaged the services of a number of consultants with senior management experience to assist the company with strategic direction and tactical execution of its day to day operations. Mr. Thomas A. Stroup has signed a consulting agreement with Datameg Corp. and will provide guidance in those areas relating to the role of Chief Executive Officer. Mr. Stroup comes to Datameg Corp. with over 20 years of experience in the telecommunications and wireless-technology industries. He has helped build and operate several companies in this environment, including the provision of early stage funding for a number of sector-related businesses. Mr. Stroup recently co-founded NuRide, Inc., of Great Falls, VA, an innovative transportation demand and management solution enterprise, focused on the reduction of traffic congestion and automobile emission issues. He currently serves as Chairman and CEO of GroupServe, Inc. in Arlington, VA. GroupServe, Inc. provides for collaboration-applications that are accessible over the Internet and wireless network systems.

Prior to joining GroupServe, Mr. Stroup was President and CEO of P-Com Network Services, Inc., an international telecommunications service-provider that designed and built systems in the US, the UK, and Italy. He helped build the company that grew to over $45 million in revenues and 400 employees within a span of three years. Before P-Com Network Services, Mr. Stroup was the Founder, President and CEO of Columbia Spectrum Management, a premier wireless telecommunications consulting and negotiating firm that grew to over $22 MM in revenues in under 3 years.

Mr. Stroup also served as President of the Personal Communications Industry Association. While there he led efforts within the wireless telecommunications industry to obtain allocation of "SPECTRUM", the creation of its regulatory structure and the development of standards for this multi-billion dollar industry. He also served as the industry spokesperson in testimony before the United States Congress, the Federal Communications Commission (FCC) and various news media interests.

Mr. Stroup currently serves on the Board of Directors of the Virginia Center for Innovative Technology, GroupServe, NuRide, and WhamTech. Mr. Stroup holds a BS, summa cum laude, in Public Administration from the University of North Dakota. He is also a graduate of Georgetown University Law Center, where he served as Editor of the Georgetown Law Journal.

Mr. Stroup stated, "I am looking forward to working with the newly energized Datameg Corp. team." He continued, "I believe that the technologies being developed by its subsidiary companies hold significant promise. The resources which company is putting in place should help provide focus on how best to capture the market potential that already exists within the organization."

As another consulting contractor, Mr. Ronald Dove will provide consulting and advisory services in the functional area traditionally held by the Chief Financial Officer. Mr. Dove has more than 22 years experience at senior management levels in both the manufacturing and financial services industries, with particular emphasis in the areas of treasury and operations. He most recently served in the capacity as Assistant Treasurer and then Vice President of Operations for Bombardier Capital Inc.; the financial services arm of Bombardier, Inc. Bombardier, Inc. is the world's third largest aerospace manufacturing concern. Mr. Dove has been involved in the negotiation and securing of corporate debt in the form of commercial bank lines, Commercial Paper, large ticket lease facilities (related primarily to aircraft financing) and Private Placements. While at Bombardier Capital, Mr. Dove was VP Operations and was responsible for the growth of assets under management from $300 million to $4.5 billion in a six year period that saw its line of business grow to 150 employees; becoming the largest group within Bombardier's financial services lending facility. Mr. Dove holds a B.A. in Economics from Dartmouth College, conducted post graduate studies at McGill University (Montreal), and has participated in several senior level seminars related to his areas of expertise.

As a member to the DTMG Advisory Group, Dr. Michael Polk will provide general consulting services to the company. Since founding Management Resource Systems
(MRS) in 1983, an international consulting firm specializing in solutions to the human equation, Dr. Polk has been retained by organizations in the telecom, computer, medical instrumentation, financial services and construction sectors, ranging from startups to international conglomerates. He was a founding board member of Applied Data Systems, and currently holds Board positions with Tours ..Com, Targeted Response Advertising, Dental+Medical and The Gilbergroup.

Prior to founding MRS, Dr. Polk held executive human resource positions at United States Leasing Corp., Hilti, Inc. Dr. Polk states, "I am pleased to be a member of the Datameg Corp. Advisory Group and excited by the potential of the "technology suites" under the aegis of Datameg Corp. The challenge of structuring this organization for the future and deploying and focusing its human capital will be as important to Datameg Corp. as its technologies." Dr. Polk holds degrees from Yale University, The University of Georgia and the University of Southern California.

Donald M. Gilberg Esq., as a newly-engaged member of the DTMG Advisory Group, will provide general consulting services to the company. Mr. Gilberg is currently Chairman and Chief Executive Officer of The Gilbergroup, a unique collaboration of worldwide business clientele including discreet law firm services, litigation support, investigative and corporate intelligence capabilities, corporate compliance services, law firm supervision and audit reviews. Mr. Gilberg has served as lead trial counsel on sensitive and complex corporate matters. Clients have included national and multinational corporations.

Mr. Gilberg received a B.A. from Boston University, summa cum laude, and a JD cum laude from Suffolk University School of Law, where he served on the Suffolk University Law Review. He is admitted to the Bar in Massachusetts, New York, The District Of Columbia, Virginia, and Maryland.

For futher information about this release and the business at DTMG contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.